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                                                                   Exhibit 10.12


                                                                      MoSys Inc.
                                                              1020 Stewart Drive
                                                             Sunnyvale, CA 94086
                                                                   July 17, 2000

Mr. F. Judson Mitchell
159 El Pinar
Los Gatos, CA 95032
Tel: (408) 379-8472

Dear Judd,

         I am pleased to offer you a position with Monolithic System Technology, Inc. ("MoSys" or the "Company") as its Chief Financial Officer, an exempt position, commencing on or before July 22, 2000. Your supervisor will be myself. Your base compensation will be one hundred seventy five thousand dollars ($175,000) annually.

         Upon approval of the Company's Board of Directors, you will be granted an option to purchase 250,000 shares of the Company's common stock. The terms of such option shall be in accordance with the terms of the Company's stock option plan. Accordingly, the option will vest 25% at the end of one year of employment and 2% per month thereafter. The per share exercise price of the option shall be the fair market value of the Company's common stock on the date of grant as determined by the Company's Board of Directors, currently deemed to be $8.00 per share.

         If (i) there is an event of change of control of more than 50% of the voting power of the Company resulting from a merger, reorganization, sale of all or substantially all assets or other similar acquisition transaction, and (ii) you are terminated without Cause or Constructively Terminated (as such terms are defined below) in connection with such change in control event or during the twelve month period thereafter, then all unvested stock options granted to you above shall be immediately accelerated and exercisable.

         "Cause" shall mean (i) an intentional material act of fraud or dishonesty in connection with employee's duties, or in the course of employment with the company; (ii) the conviction of a felony; (iii) a willful act by Employee which is injurious to the Company: or (iv) a willful failure by Employee to substantially perform his duties, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment.

         "Constructively Terminated" shall mean the termination of the Employee's employment because of (i) an assignment to Employee of any duties materially inconsistent with or which constitute a material detrimental change of Employee's position, duties, responsibilities or status or (ii) a material reduction in Employee's salary.

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         As a Company employee, you are also eligible to receive those employee benefits that are generally offered to all employees of the Company.

         You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

         Should your employment be terminated without Cause, the Employee will receive one quarter (1/4) of the annual salary in effect at the time of the termination as severance pay from the Company.

         In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

         To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

         We look forward to working with you at MoSys Inc.

                                           Sincerely,

                                           /s/
                                           ----------------------------------
                                           Chief Executive Officer

ACCEPTED AND AGREED TO this 19 day of July 2000.

/s/ F J Mitchell
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F. Judson Mitchell

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